EXHIBIT 99
DEARBORN BANCORP, INC. ANNOUNCES STOCK REPURCHASE PLAN
     DEARBORN, Michigan, October 17, 2007 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Fidelity Bank, has announced a stock repurchase plan. Under the plan approved by the Company’s Board of Directors, a total of up to 400,000 of the Company’s common shares may be purchased at market prices. The repurchased shares will be held for future corporate uses as determined from time to time by the Board of Directors.
     John Demmer, the Company’s chairman, announced the Board’s action. He added, “Given our Company’s strong capital position and the conditions in the market for the stock of all Michigan banking organizations, our board determined that this stock repurchase plan may be a prudent use of our resources that serves the best interests of all of our shareholders.”
     Dearborn Bancorp, Inc. is a registered bank holding company. Its sole subsidiary is Fidelity Bank. The Bank operates 19 offices in Wayne, Oakland, Macomb and Washtenaw Counties in the State of Michigan. The Company’s common shares trade on the Nasdaq Global Market under the symbol DEAR.
     Contact Michael J. Ross, President & CEO at (313) 565-5700 or Jeffrey L. Karafa, CFO at (313) 381-3200.

Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise. Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.